                                                                   EXHIBIT 10.2

                                LEASE AGREEMENT

                       LANDLORD: GSI LUMONICS CORPORATION

                       TENANT:   SEWS-DTC, INC.

                       LOCATION: 22300 HAGGERTY ROAD,
                                 FARMINGTON HILLS, MICHIGAN

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                               TABLE OF CONTENTS

ARTICLE I - GRANT AND TERM ...................................     3

ARTICLE II - RENT ............................................     4

ARTICLE III - CONDUCT OF BUSINESS BY TENANT ..................     6

ARTICLE IV - TENANT'S WORK; CONSTRUCTION, MAINTENANCE, AND
   ALTERATIONS BY TENANT .....................................     6

ARTICLE V - INSURANCE AND INDEMNIFICATION ....................    14

ARTICLE VI - UTILITY CHARGES .................................    17

ARTICLE VII - ASSIGNMENT AND TRANSFER ........................    17

ARTICLE VIII - OFFSET STATEMENT, ATTORNMENT AND
   SUBORDINATION  ............................................    18

ARTICLE IX - DESTRUCTION OF LEASED PREMISES ..................    19

ARTICLE X - CONDEMNATION .....................................    20

ARTICLE XI - DEFAULT OF TENANT ...............................    20

ARTICLE XII - QUIET ENJOYMENT ................................    22

ARTICLE XIII - ENVIRONMENTAL COMPLIANCE ......................    22

ARTICLE XIV - MISCELLANEOUS ..................................    25

EXHIBIT A - LEGAL DESCRIPTION

EXHIBIT B - TENANT'S WORK

EXHIBIT C - DESIGN WORK

EXHIBIT D - INSURANCE

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                                      LEASE

      THIS LEASE ("LEASE") is made this 11 day of February, 2005 ("Execution Date"), by and between GSI Lumonics Corporation, a Michigan corporation, whose address is 39 Manning Road, Billerica, MA 01821 ("LANDLORD"), and SEWS-DTC, Inc., a Delaware corporation authorized to conduct business in Michigan, whose address is currently 5850 Mercury Drive, Suite 250, Dearborn, MI 48126 ("TENANT").

                                  WITNESSETH:

                                   ARTICLE I
                                 GRANT AND TERM

      1.01 LEASED PREMISES. Landlord, in consideration of the rent to be paid and the covenants to be performed by Tenant, does hereby demise and lease unto Tenant, and Tenant hereby rents from Landlord, a building and related site improvements, including 155 parking spaces described in Section 4.8 below on land located at 22300 Haggerty Road, Farmington Hills, Oakland County, Michigan, more particularly described on EXHIBIT A attached (the "Leased Premises"). The building on the Leased Premises consists of 56,290 square feet for purposes of calculating rent as set forth in Article II.

      1.02 LEASE TERM AND ACCESS. The Landlord shall give Tenant access to the Leased Premises for Tenant's Work that will not materially interfere with Landlord's operations starting April 1, 2005, through May 31,2005. Starting June 1,2005, (the "Access Date") Landlord will not have access to the space. Tenant will then have full control for purposes of completing all remaining Tenant's Work described in Article IV. Tenant will be allowed to move into the space if it finishes Tenant's Work earlier any time following this date. The Tenant has inspected the Leased Premises, and Tenant accepts the Leased Premises "as is" (except for items to be fixed in Exhibit B) in its existing condition. The initial term of this Lease ("Initial Term") shall be sixty-six (66) months after the Rent Commencement Date (as such term is defined in Section 2.01 below). The phrase "Lease Term" or "Term" as used in this Lease shall be the Initial Term of this Lease including the Renewal Term, if properly elected and permitted pursuant to Section 1.03 below.

      1.03 RENEWAL TERM. If at the time of Tenant's Renewal Notice, Tenant has the financial ability to meet its obligations for the Renewal Term as determined by Landlord based on standards of commercial reasonableness, Tenant shall have the option to extend the Initial Term for an additional sixty (60) months (the "Renewal Term") by giving written notice to Landlord at least six (6) months prior to the expiration of the Initial Term ("Renewal Notice"). Landlord shall review Tenant's credit, upon receiving Tenant's Renewal Notice, and if Tenant's credit is not acceptable to Landlord based on standards of commercial reasonableness, Tenant shall have no right to renew this Lease. Rent during the Renewal Term shall be determined by taking ninety-five (95%) percent of fair market rent for a building of similar standard and located within a three (3) mile radius of the Premises as determined by averaging the rental rates quoted

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by three brokers experienced in commercial leasing in the area of the Premises, unless there is no brokerage commission due with respect to the exercise of the Renewal Term, in which case base rent shall be established at ninety-three (93%) percent of fair market rent for a building of similar standard and located within a three (3) mile radius of the Premises; provided, however, in no event shall Base Rent be lower than Base Rent for the immediately preceding year.

      1.04 SECURITY DEPOSIT. Landlord acknowledges receipt of Fifty Six Thousand Two Hundred Ninety ($56,290.00) Dollars from Tenant on the Execution Date which shall act as security for Tenant's faithful performance of its obligations under this Lease (the "Security Deposit"). Landlord shall hold the Security Deposit until the expiration or earlier termination of this Lease. Landlord shall not be required to account for any interest on the Security Deposit nor maintain the Security Deposit in a segregated account. Landlord shall have the right but not the obligation to use the Security Deposit or any portion thereof in the performance of Tenant's obligations in the event of Tenant's default. Tenant shall promptly replace any portion of the Security Deposit used by Landlord as provided under this Section 1.04 upon written notice from Landlord.

      1.05 LANDLORD'S CONTINUED OCCUPANCY. Notwithstanding anything to the contrary contained herein, any or all of Landlord's employees and property presently located at the Leased Premises shall be removed prior to the Access Date. If Landlord is one day late past June 1, 2005, then the rent commencement date will be pushed back one month and Landlord will provide another two month's free rent. If the Landlord is not out by July 1, 2005, then it will owe another two month's free rent, and so on.

                                   ARTICLE II
                                      RENT

      2.01 BASE RENT. Tenant shall pay Base Rent in monthly installments in advance on or before the fifteenth day of each month of the Term commencing on the earlier of a Temporary Certificate of Occupancy (for work done in Exhibits B & C) or the first day of the month following 90 days after Landlord has fully exited the building (the "Rent Commencement Date") and each month thereafter; in accordance with the schedule set forth in Exhibit E ("Base Rent"). Exhibit E to be finalized and executed within 10 business days of building Access Date.

      Base Rent together with any and all other payments due under this Lease shall be referred to herein as "Rent."

      2.02  TENANT'S TAX OBLIGATION.

      (a) As of the Rent Commencement Date, Tenant shall pay to Landlord a prorated share of current real estate taxes and assessments levied against the Leased Premises on a due date basis as if paid in advance. Upon expiration of the Term, so long as Tenant is not in default, Landlord shall pay to Tenant a prorated share of then current real estate taxes and assessments levied against the Leased Premises on a due date basis as if paid in advance.

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

      (b) Subject to (c) below, commencing with Rent Commencement Date, Tenant shall be responsible for reimbursement to Landlord for all real estate taxes, assessments, general and special, personal property taxes pertaining to the Leased Premises. Such taxes shall be paid monthly by Tenant as follows: Tenant shall pay to Landlord, on dates upon which Base Rent is payable hereunder, such amounts as the Landlord, from time to time shall estimate as necessary to create and maintain a reserve fund from which to pay before the same become due all real estate taxes, assessments, general and special, personal property taxes and other reasonable charges which may thereafter become due and payable on or with respect to the Leased Premises and all improvements located thereon for the balance of the Term. Such reserve fund shall not bear interest. If allowed by the taxing authority, payment of special assessments shall be made on an installment basis extending over the maximum period of time available and Tenant shall only be liable for installments due during the Term, subject to prorations described in (a) above. Should the State of Michigan or any political subdivision thereof, or any governmental authority having jurisdiction thereover, impose a sales or other tax and/or assessment of any kind or nature upon, against or with respect to the rentals payable by Tenant to Landlord, or on the income of Landlord derived from the Leased Premises, or with respect to the ownership of land and building comprising the Leased Premises, by way of substitution for all or any part of the taxes and assessments levied or assessed against the Leased Premises, such tax and/or assessment shall be deemed to constitute a tax and/or assessment against the Leased Premises for the purposes of this section, provided, however, Tenant's obligations hereunder shall be computed as if the Leased Premises and the rents reserved were the only factors subject to such tax and/or assessment. Tenant shall pay all sales and other such taxes on rents hereunder (other than Landlord's income tax and single business tax) to the requisite receiving authority with proper returns, discharging such obligations when due. Tenant shall pay all personal property taxes levied against personal property of any kind or nature on the Leased Premises for and during the Term prior to the date penalty attaches and evidence of such payment shall promptly thereafter be furnished to Landlord.

      (c) In the event Landlord sells the Leased Premises and such sale results in an increase in the taxable value of the Leased Premises, then so long as Tenant is not in default and this Lease remains in full force and effect, then Landlord shall pay one-half (1/2) of the increase in the real estate taxes for the Leased Premises resulting from the sale billed during the first year after such sale, and one-fourth (1/4) of such tax increase resulting from the sale billed during the second year after such sale. With the consent of the Landlord, including Landlord's successor upon the sale of the Premises, which shall not be unreasonably withheld, Tenant shall have the right to appeal any increase in the real estate taxes resulting from the sale in accordance with the procedures established by applicable governmental authorities including the Michigan Tax Tribunal, and the laws of the State of Michigan. Provided, however, Tenant shall pay all interest, costs and attorneys fees associated with such appeal, and the tax being appealed shall be paid pending a decision on the appeal, to the extent that payment is required to prevent accrual interest or penalties.

      2.03 NON-ABATEMENT. Rent shall not abate for any reason during the Term except as otherwise expressly permitted by law, and subject to the provisions of
Section 14.22 below.

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

      2.04  NET LEASE. Except as provided in Section 1.02 above, and Section
4.04 below concerning Landlord's corrections and Landlord's responsibility for certain structural and capital improvements, the Rent payable by Tenant to Landlord, shall be net to Landlord so that this Lease shall yield, net, to Landlord, the Base Rent specified in Article II hereof in each month and year during the term of the Lease, and all costs, expenses, and obligations of every kind and nature whatsoever relating to the Leased Premises which may arise or become due during the Term of this Lease, shall be paid by Tenant.

                                   ARTICLE III
                          CONDUCT OF BUSINESS BY TENANT

      3.01 USE OF PREMISES. Tenant shall occupy and continually use, and conduct business in and on the Leased Premises under the terms of this Lease for the Term only for the purposes permitted in the OS-4 zoning district of Farmington Hills, and for no other purpose. The Tenant shall comply with all laws, governmental ordinances, rules and regulations and orders with respect to the use and occupancy of the Leased Premises.

                                   ARTICLE IV
          TENANT'S WORK; CONSTRUCTION, MAINTENANCE, AND ALTERATIONS BY
                                     TENANT

      4.01 TENANT'S WORK. The work to be performed by Tenant to prepare the Leased Premises for use is more fully described in EXHIBIT B ("Tenant's Work"), which work shall be completed on or before 120 days after Landlord has fully moved out of the space (the "Tenant Completion Date"). Tenant's Work shall be completed in accordance with the approved Tenant's Plans, as described in
Section 4.03 below. Landlord shall not be required to remove its network cabling installed by Landlord in the building. Tenant shall include in Tenant's Plans all wiring and cabling to be installed by Tenant in the building, including any wiring in the building common area ("Tenant's Wiring"). At the termination of this Lease, Tenant shall not be required to remove Tenant's Wiring so long as Landlord has approved the plans for Tenant's Wiring. Tenant's Plans shall also include the location and specifications for the satellite dish and the cabling, conduits and underground and roof connections described in Section 4.02 F below.

      4.02 CONDITION OF LEASED PREMISES; MODIFICATIONS ALLOWED BY TENANT. Landlord shall deliver the Leased Premises to Tenant in "as is" condition. Landlord and Tenant each acknowledge:

                  A. FOUNDATION. The building on the Leased Premises was constructed in 1999 and sits on a cement slab foundation.

                  B. HEATING AND COOLING. The building on the Leased Premises is heated by hot water radiant heat around the perimeter of the building. There are two 90-ton HVAC units and one 30-ton HVAC unit placed on the roof. Tenant shall have the

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

      right, subject to Landlord's prior written approval, to install one or more HVAC units necessary to supply supplemental service to any portion of the Leased Premises.

                  C. GENERATORS A back-up generator exists on the Leased Premises as of the date hereof. Tenant shall have the right to use the existing back-up generator during the Term, but any repairs, maintenance or replacement shall be Tenant's responsibility.

                  D. EMERGENCY POWER SUPPLIES. Tenant shall have the right, subject to Landlord's prior written approval, to install: (i) an uninterrupted power source (UPS) system; (ii) an emergency stand-by battery system; and/or (iii) fuel tank and generator, or to use portable generators during emergencies. Upon expiration or earlier termination of this Lease, Tenant shall have the right to remove any of the systems installed pursuant to this Section 4.02 D. so long as Tenant restores the Leased Premises to the condition existing at the Rent Commencement Date.

                  E. UTILITIES; SERVICES AND EASEMENTS. Subject to Landlord's prior written approvals, Tenant may: (i) introduce new utilities or other communication services into the building at the existing or new penetration points; and (ii) install pipe chase and/or conduits for telecommunication cabling, fiber optics, and other services in an area on the roof to be designated by Landlord and other areas throughout the building. Prior to any such installation, Tenant shall provide to Landlord Tenant's proposed plans and specifications as well as the proposed uses of any installations and any other information Landlord reasonably deems necessary to complete Landlord's review and to give or withhold his consent. In the event that Tenant installs additional systems or services in the building at the Leased Premises, Tenant shall have the right, at the expiration or earlier termination of the Lease, to remove any of the systems installed pursuant to Section 4.02 E(i). so long as Tenant restores the Leased Premises to the condition existing at the Rent Commencement Date.

                  F. ROOF RIGHTS. Tenant shall have the right to use the roof of the building in which the Lease Premises is located for installation of a non-penetrating satellite dish and the right to connect cabling from under the building with pipe chase and/or conduits for telecommunications cabling and fiber optics at a designated area on the roof of the building so long as the plans, specifications and locations for such satellite dish, cabling, conduits and connections are shown on Tenant's Plans and approved by Landlord.

      4.03 CONSTRUCTION. Tenant shall, at its sole cost, undertake construction of Tenant's Work and provide the construction material, hardware and equipment and the labor to construct and install the improvements to the Leased Premises in accordance with Tenant's Plans referred to below. Attached hereto as EXHIBIT C are Tenant's design drawings for the Leased Premises (the "Design Drawings"), which Design Drawings include the following information: partition layout; ceiling plans; general information in specification form for all proposed electrical, mechanical, fire protection, communications technology and plumbing requirements, sample

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

boards with color finishes and graphic illustrations. Landlord has reviewed the Design Drawings and advised Tenant of any changes required by Landlord; Tenant shall promptly revise the Design Drawings to incorporate Landlord's required changes and deliver revised plans to Landlord within ten (10) business days. Landlord may require further changes to the revised Design Drawings and Tenant shall similarly revise and resubmit the same to Landlord within ten (10) business days and continue such process until Landlord approves Tenant's Design Drawings (final Design Drawings as approved by Landlord shall be referred to herein as "Tenant's Plans"). Tenant shall apply for all building permits and approvals by governmental agencies necessary for the construction of Tenant's Work in accordance with the Tenant's Plans. The Tenant's general contractor is required to post the building permit at the job site and a copy of the building permit must be delivered to Landlord prior to the start of the construction or delivery of materials. The Tenant's Work shall be promptly commenced and thereafter continued with due diligence to the end that it shall be fully completed and the Leased Premises opened for business in accordance with the provisions hereof not later than the Tenant Completion Date. The Tenant's Work shall be completed in strict compliance with the Tenant's Plans. Tenant shall perform no work in the Leased Premises until Tenant's Plans have been approved by Landlord. Landlord's approvals required hereunder shall be given as soon as is commercially reasonable and shall not be unreasonably withheld, it being understood that Landlord has contracted with a third party to complete such reviews and advise Landlord. During the construction of Tenant's Work, Landlord agrees to review and approve or disapprove Tenant's requests for change orders to Tenant's Plans within five (5) business days of receipt of the change order by Landlord and Landlord's reviewing agent.

      Construction of Tenant's Work shall be subject to, and in full compliance with, the following conditions:

                  A. COST. All of Tenant's Work shall be completed at Tenant's sole cost and expense.

                  B. INSURANCE. In addition to the insurance required by Article V below, Tenant or Tenant's general contractor shall secure, pay for and maintain, during the continuance of its work within the Leased Premises, policies of insurance with such coverages and such amounts as set forth in EXHIBIT D attached hereto and made a part hereof, which policies shall be endorsed to include Landlord and Landlord's respective employees and agents and Landlord's mortgagees as additional insured parties and which shall provide thirty (30) days prior written notice of any alteration or termination of coverage. Tenant shall not permit Tenant's contractors to commence any work until all required insurance has been obtained by Tenant or Tenant's general contractor as the case may be, and certificates evidencing such coverage have been delivered to Landlord.

                  C. REPAIR/RECONSTRUCTION. Repair and/or reconstruction of all or any portion of Tenant's Work damaged or destroyed by any casualty before Tenant's Completion Date shall be commenced by Tenant as soon as possible after such casualty.

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

                  D. COMPLIANCE WITH LAWS; APPROVAL BY LANDLORD. The Tenant's Work and any and all other improvements constructed by Tenant shall comply with all applicable federal, state and local laws, ordinances, rules and regulations, including without limitation, the Americans with Disabilities Act and similar state and local laws. Any approval or consent by Landlord of the Tenant's Plans and any or all of Tenant's criteria, systems, plans, specifications or drawings shall neither constitute an assumption of responsibility or liability by Landlord for any aspect of such criteria, systems, plans, specifications or drawings, including, but not limited to, their accuracy or efficiency, their failure to comply with applicable laws or regulations, building codes and other governmental agencies nor obligate Landlord in any manner with respect to Tenant's Work and Tenant shall be solely responsible for any deficiency in design or construction of all portions of Tenant's Work. Tenant acknowledges that Landlord's approval is based on aesthetics only and does not signify compliance with any governmental, engineering or safety standards.

                  E. PERMITS. Tenant shall obtain and pay for all necessary permits and shall pay all other fees required by public authorities or utility companies with respect to Tenant's Work. Tenant shall secure a Certificate of Occupancy for the Leased Premises prior to occupying the Leased Premises if required by the municipality having jurisdiction over the Leased Premises. To the extent Tenant obtains a Temporary Certificate of Occupancy, Tenant shall diligently complete the remaining work and obtain the Final Certificate of Occupancy as soon as possible thereafter.

                  F. CONSTRUCTION MAINTENANCE. Tenant shall maintain the Leased Premises and the Common Areas adjoining the same in a clean and orderly condition during construction. Tenant shall promptly remove all unused construction materials, equipment shipping containers, packaging, debris and waste from the Building and deposit it in receptacles, or otherwise remove the same from the Building. Tenant shall contain all construction materials, equipment, fixtures, merchandise, shipping containers and debris within the Leased Premises

                  G. ENTRY TO THE LEASED PREMISES. At any time and from time to time during the performance of Tenant's Work, Landlord or Landlord's designee may enter upon the Leased Premises to inspect the work being performed by Tenant and take such steps as they may deem necessary or desirable to assure the proper performance by Tenant of Tenant's Work and/or to protect the Leased Premises. In addition, Tenant's Work shall be performed in a thoroughly first-class and workmanlike manner, shall incorporate only new or like new materials and shall be in good and usable condition at the date of completion.

                  H. LIENS. In the event any lien shall at any time be filed against the Leased Premises by reason of work, labor or services performed or alleged to have been performed or materials furnished or alleged to have been furnished by, for or to Tenant, Tenant shall forthwith cause the same to be discharged of record or bonded to the

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      satisfaction of Landlord. Tenant shall have a reasonable period of time, not more than ninety (90) days after filing of the lien to dispute the lien prior to payment and discharge or bonding over. Provided, however, any filed lien shall be immediately discharged or bonded over in the event an action to foreclose the lien is threatened or commenced. If Tenant shall fail to cause such lien forthwith to be so discharged or bonded after being notified of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may, following notice to Tenant, discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord and all costs and expenses, including reasonable attorneys fees incurred by Landlord in procuring the discharge of such lien, shall be due and payable by Tenant to Landlord as additional rent on the first day of the next following month.

                  I. TENANT ALLOWANCE; FINAL DOCUMENTATION.

                  (a) Upon compliance with this Section, Tenant shall be entitled to a Tenant Allowance of $225,460 ("Tenant Allowance").

                  (b) On the Access date, provided that Tenant is not in default under this Lease, Landlord has approved Tenant's Plans, and Tenant has provided to Landlord Tenant's signed construction contract for Tenant's Work and all necessary permits, approvals and insurance certificates, then Landlord shall advance to Tenant and Tenant's contractor, jointly, the Tenant Allowance to be used solely for Tenant's Work and incorporated in the Leased Premises. Within 150 days following construction completion, Tenant shall supply to Landlord the following: (i) Original final waivers of lien and contractor's affidavits in such form as may be required by Landlord, from all parties performing labor or supplying materials in connection with the Tenant's Work and sworn statements and long form affidavits and final waiver's from Tenant's architect, engineer and contractors and any other party with whom Tenant contracted directly for labor and materials furnished in or for the Leased Premises, (ii) Copies of all warranty documents relating to Tenant's Work and identifying Landlord as an intended beneficiary thereof, (iii) A set of mechanical, electrical, plumbing and fire protection as-built plans and specifications for Tenant's Work prepared and sealed by Tenant's architect, together with names and addresses of Tenant's electrical, plumbing, and other contractors and copies of all operating manuals for equipment installed as part of Tenant's Work, (iv) Properly issued Final Certificate of Occupancy evidencing acceptance or approval by appropriate governmental authorities, and (v) Such other supporting documentation as Landlord may reasonably require. Notwithstanding the foregoing, during the Term, so long as Tenant is not in default, Tenant shall have the option to apply Tenant's Allowance, or any portion thereof, to future improvements, including additional parking spaces as provided in Section 4.08 below, or to fixtures permanently installed at the Leased Premises. If any portion of Tenant's Allowance remains at the expiration or earlier termination of this Lease, such sum shall be retained by Landlord.

      4.04  OBLIGATION FOR REPAIRS AND MAINTENANCE.

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

      (a) Except as provided in (d) below, Tenant covenants during the Term of this Lease to keep in good order and repair, reasonable wear and tear excepted, inside and outside, structural and nonstructural, all buildings, structures and improvements which shall hereafter be constructed on, or be part of, the Leased Premises, including all interior walls and ceilings, all plumbing, heating, air-conditioning and any other equipment or facilities installed in or on the Leased Premises. Tenant agrees from time to time to make repairs and replacements, as necessary, of such equipment or facilities at least equal to the original and sufficient for the same services so that at all times such buildings, structures, equipment and facilities shall be in good order, condition and repair, reasonable wear and tear excepted. Tenant further covenants that during the term of this Lease, it will keep the Leased Premises, and every part thereof, and the buildings and structures thereon, in a clean and wholesome condition, and that all health, safety, fire and police regulations shall, at all times and in all respects, be fully complied with by Tenant.

      (b) Tenant, at its sole expense, shall retain certified contractors to inspect and maintain all mechanical equipment at the Leased Premises as required but no less than semi-annually and provide Landlord with copies of such maintenance contracts and work performed. Tenant further covenants that the buildings, structures, improvements and mechanical systems at any time existing upon the Leased Premises shall be kept and maintained by Tenant in a safe and secure manner and in conformity with any and all requirements of controlling governmental authority. Landlord or Landlord's designee shall have the right to enter and inspect the Leased Premises, from time to time, upon reasonable notice, except in the case of an emergency, provided, however, Landlord's inspections shall not unreasonably interfere with Tenant's use of the Premises.

      (c) In the event Tenant fails to make any of the repairs which it is obligated to make under the provisions of this Lease immediately if required, and in all other cases within thirty (30) days after receipt of written notice from Landlord specifying such repairs, or if the repairs are of such character as to require more than thirty (30) days to correct and Tenant shall fail to use reasonable diligence in making such repairs after receiving such notice, Landlord shall be entitled but not obligated to enter upon the Leased Premises and to make or cause the same to be made, and, after notice to Tenant that the same has been done and the cost thereof, to add the cost of such repairs to the next installment of rent, and Tenant agrees to pay to Landlord such amounts plus interests as hereinafter provided, at the due date of the rent installment next becoming due. At the time of the expiration of the tenancy created herein, Tenant shall surrender the Leased Premises in a good condition, reasonable wear and tear and loss by fire or other casualty covered by insurance excepted (provided insurance proceeds therefor are received by the Landlord).

      (d) Landlord shall be responsible for structural or capital repairs or replacements (as determined in accordance with generally accepted accounting principals) required to keep the roof, outer walls, structural elements and foundation, HVAC system and electrical transformers of the Leased Premises in good order, condition and repair, reasonable wear and tear excepted, and excepting repairs and replacements resulting from Tenant's Work or the act or negligence of

Tenant or its contractors, agents or employees ("Landlord's Responsibility"). The cost of any structural or capital repairs or replacements made to the Leased Premises by Landlord during the Term as a result of Landlord's Responsibility shall be amortized over such periods as determined in accordance with generally accepted accounting principles, together with interest on the unamortized balance at the rate of two percent (2%) in excess of the then current "prime rate" of Comerica Bank or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing such capital improvements provided said interest shall not exceed the maximum legal rate available, and shall be paid by Tenant monthly as additional Rent.

      4.05 EXPANSION OF BUILDING the current design of the building allows for the construction of an additional 15,000 to 20,000 square feet ("Expansion"). In the event during the Term, and so long as Tenant is not in default, Tenant desires to construct such Expansion, Tenant shall have the opportunity to negotiate with Landlord for the purchase of the Leased Premises. Provided, however, Landlord is under no obligation to sell the Leased Premises to Tenant in the event Landlord and Tenant are unable to reach an agreement on the terms for sale and purchase of the Leased Premises. In the event of such purchase the purchase price shall be based on fair market value method appraisals, but in no event less than $6.5 million. In the event that Landlord and Tenant consummate the purchase of the Leased Premises, this Lease shall terminate upon transfer of title of the Leased Premises to Tenant. In the event that Landlord and Tenant fail to agree upon the terms of a sale, this Lease shall continue in full force and effect until its expiration or earlier termination and Tenant shall not construct the Expansion of the building on the Leased Premises.

      In the event Tenant requests and Landlord, at its sole option, agrees to assume the responsibility and expense of construction of the Expansion, then Landlord and Tenant shall amend this Lease, in writing, which amendment shall contain the following provisions: (a) Base Rent shall include, in addition to that provided in Section 2.01, Rent on the Expansion square footage equivalent to market rent for similar build to suit projects and (b) the Lease Term for the Leased Premises plus the Expansion shall expire ten (10) years from the date the certificate of occupancy is issued for the Expansion. In the event that such certificate of occupancy is issued after the expiration of the Initial Term or the Renewal Term, as the case may be, this Lease shall be deemed to have been extended automatically under the terms hereof.

      4.06 REMODELING AND IMPROVEMENTS AFTER INITIAL CONSTRUCTION So long as Tenant is not in default, after the Rent Commencement Date and during the Term, Tenant shall have the right, upon written notice to Landlord, to remodel or make improvements to the Leased Premises, at Tenant's expense, provided such remodeling or improvement does not affect the mechanical systems, the electrical systems or the structure of the building ("Non-Structural Work") and which do not exceed $20,000.00. So long as Tenant is not in default, Tenant shall have the right, upon written notice to Landlord and receipt of Landlord's written consent, to perform Non-Structural Work in excess of $20,000.00; provided, however, Landlord may require Tenant to remove all such Non-Structural Work in excess of $20,000.00 upon expiration of the Lease and to restore the Leased Premises to the condition existing prior to the Non-Structural Work. Tenant shall not make any changes to mechanical systems, the electric system or the structure of the building on the Leased Premises without Landlord's prior written consent. Tenant shall, in all instances, provide architectural drawings, plans and specifications for any and all improvements made by Tenant to the Leased Premises. Landlord agrees to review and approve or deny Tenant's request for modifications to the Leased Premises within ten (10) business days of receipt by Landlord of Tenant's request along with Tenant's proposed plans and specifications for such work. All construction shall comply with all laws and ordinances relating thereto and shall be performed in a good and workmanlike manner. In the event any lien shall at any time be filed against the Leased Premises by reason of work, labor or services performed or alleged to have been performed or materials furnished or alleged to have been furnished by, for or to Tenant, Tenant shall forthwith cause the same to be discharged of record or bonded to the satisfaction of Landlord. If Tenant shall fail to cause such lien forthwith to be so discharged or bonded after being notified of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may, following notice to Tenant, discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord and all costs and expenses, including reasonable attorneys fees incurred by Landlord in procuring the discharge of such lien, shall be due and payable by Tenant to Landlord as additional Rent on the first day of the next following month.

      4.07 REMOVAL BY TENANT. All improvements to the Leased Premises made by Tenant shall become the property of Landlord upon installation thereof, and shall then be considered as part of the Leased Premises except that any signs, trade fixtures (including Tenant's installed cooling tower and pump), trade equipment, appliances, furniture and other personal property of any nature installed in the Leased Premises at any time by Tenant and any replacement thereof by Tenant shall not become a part of the Leased Premises but shall retain their status as personality and shall remain the property of Tenant and portions thereof may be removed from the Leased Premises at any time and from time to time by Tenant during the term of this Lease, providing the same shall be immediately replaced by comparable property unless the unreplaced removal of reasonable portions thereof does not hinder or interfere with the continuity of the conduct of the Tenant's business in the Leased Premises during the Term, and providing Tenant repairs any, damage to the Leased Premises by any such removal. Landlord shall be entitled to take all depreciation on the building and real estate fixtures and improvements, allowable, under the income tax laws; and, the Tenant shall likewise be entitled to take all investment tax credit for personal property purchased for the building on the Leased Premises, allowable under the income tax laws, corresponding to its expenditures therefor. Landlord shall have the option of requiring Tenant to remove any improvement or fixture (except Tenant Wiring described in Section 4.01 above) at the end of the Term and in such event Tenant shall restore the Leased Premises to the condition existing prior to installation, unless otherwise agreed by Landlord at the time of consent for installation of said improvements.

      4.08 PARKING. The Leased Premises contains 155 parking spaces. Subject to issuance of appropriate permits and Landlord's written approval, which approval shall not be unreasonably withheld or delayed, of plans for installation of additional parking spaces, Tenant shall have the right, during the Term, if Tenant is not in default, at Tenant's own expense, to

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

construct additional parking spaces in accordance with the plans approved by Landlord and all applicable laws and ordinances.

                                    ARTICLE V
                         INSURANCE AND INDEMNIFICATION

      Commencing on the Rent Commencement Date and during the entire Lease Term, Tenant shall obtain the following insurance with respect to the Leased Premises.

      5.01 LIABILITY INSURANCE. Tenant shall, during the Term, keep in full force and effect policies of commercial general liability, insurance (including premises, operation, bodily injury, personal injury, death, independent contractors, products and completed operations, broad form contractual liability and broad form property damage coverage), in an amount of One Million Dollars ($1,000,000.00), per occurrence and excess liability (umbrella) with limits of not less than Five Million Dollars ($5,000,000.00), per occurrence (exclusive of defense costs), against all claims, demands or actions with respect to damage, injury or death made by or on behalf of any person or entity, arising from or relating to the conduct and operation of Tenant's business in, on or about the Leased Premises (which shall include Tenant's signs, if any), or arising from or related to any act or omission of Tenant or of Tenant's principals, officers, agents, contractors, servants, employees, licensees and invitees. Whenever, in commercially reasonable judgment, good business practice and changing conditions indicate a need for additional amounts or different types of insurance coverage, Tenant shall, within sixty (60) days after Landlord's request, obtain such insurance coverage, at Tenant's sole cost and expense.

      5.02 PROPERTY INSURANCE. Tenant shall keep the buildings and all other improvements located on the Leased Premises insured against loss or damage by fire, windstorm, hail, explosion, and smoke damage and such other risks as are from time to time covered under "extended coverage" endorsements and special extended coverage endorsements commonly known as "all risks" endorsements in an amount equal to the full replacement cost thereof (exclusive of the cost of excavation, foundations and footings) without co-insurance penalty, containing a deductible provision not in excess of $5,000.00, with a change of conditions provision, and flood insurance if the Leased Premises are in a special flood hazard area, so designated pursuant to the Flood Disaster Protection Act of 1973, as amended, and requiring such insurance if a regulated lender were to make a loan secured thereby.

      5.03 WORKER'S COMPENSATION. Commencing on the Rent Commencement Date, Tenant shall obtain and maintain policies of workers' compensation and employers' liability insurance, which shall provide for statutory workers' compensation benefits and employers' liability limits of not less than that required by law.

      5.04 PERSONAL PROPERTY. Commencing on the Rent Commencement Date, Tenant shall obtain and maintain insurance protecting and indemnifying Tenant against any and all damage to or loss of any personal property, fixtures, leasehold improvements, alterations, decorations, installations, repairs, additions, replacements or other physical changes in or about

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

the Leased Premises, including but not limited to the Tenant Improvements, and all claims and liabilities relating thereto, for their full replacement value without deduction or depreciation. In addition, if Tenant shall install or maintain one or more pressure vessels to serve Tenant's operations on the Leased Premises, Tenant shall, at Tenant's sole cost and expense, obtain, maintain and keep in full force and effect appropriate boiler or other insurance coverage therefore in an amount not less than One Million and No/100 Dollars ($1,000,000.00) (it being understood and agreed, however, that the foregoing shall not be deemed a consent by Landlord to the installation and/or maintenance of any such pressure vessels in the Leased Premises, which installation and/or maintenance shall at all times be subject to the prior written consent of Landlord). All insurance policies required pursuant to this Section 5.04 shall be written on a so-called "all risk" form and shall be carried in sufficient amount so as to avoid the imposition of any co-insurance penalty in the event of a loss. Such insurance shall provide the broadest coverage then available, including coverage for loss of profits or business income or reimbursement for extra expense incurred as the result of damage or destruction to all or a part of the Leased Premises.

      5.05 BUSINESS INTERRUPTION INSURANCE. Tenant shall provide business interruption insurance during the Term.

      5.07 POLICIES. Such insurance shall be carried with a financially responsible insurance company or companies reasonably satisfactory to Landlord (if the insurer A.M. Best Rating is A minus or better is will be satisfactory), and may be carried under a policy or policies covering other property owned or controlled by Tenant, provided that such policy or policies allocate to the property required to be insured by this Article an amount not less than the amount of insurance required to be carried by Tenant with respect thereto pursuant to this Article. Tenant shall furnish to Landlord such evidence as Landlord may require that the insurance referred to in this Article is in full force and effect and that the premiums therefor have been paid, and all rental policies or certificates of insurance shall be delivered to Landlord not less than thirty (30) days prior to the date of expiration of the then existing policy. Tenant agrees that such policies shall contain a provision that the same may not be cancelled without at least thirty (30) days prior written notice being given by the insurer to Landlord, and the holder of any mortgages on the Leased Premises. It is agreed that such insurance shall be carried for the mutual benefit and protection of Landlord, Tenant, and the holder of any mortgages on the Leased Premises as their interests may appear. All monies collected from such insurance shall be applied on account of the obligation of Tenant to repair and/or rebuild the improvements on the Leased Premises pursuant to this Lease. The parties hereto agree that the policy or policies providing the insurance which Tenant is obligated to maintain under the terms of this Article may be made payable to the holder of any mortgages on the fee interest of the Leased Premises as its interests may appear under a standard mortgagee endorsement, provided such mortgagee(s) agrees that it will in the event of loss make the proceeds of such insurance available to Tenant during the course of reconstruction and repair upon presentation of material and labor bills for work completed and such other reasonable requirements of such mortgagee(s) so that such monies may be used by Tenant to pay for the costs of such repair and restoration work. If at any time there is no such mortgage, the insurance proceeds shall be escrowed with a title insurance company or another

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

party acceptable to the Landlord and the Tenant, and disbursed to pay for the costs of such repair and restoration work.

      5.07 FAILURE TO PAY PREMIUMS. In case Tenant shall at any time fail, neglect or refuse to proceed to insure the Leased Premises as required herein and to keep the same insured as provided herein, Landlord may, at its election, but has no obligation to, procure or renew such insurance, and any amounts paid therefor by Landlord shall be due at the next rent day after any such payment with interest as hereinafter provided from the date of payment thereof.

      5.08 INSURANCE REVIEW. At the request of the Landlord, Tenant shall cause its insurance carrier to review the fire and extended coverage insurance carried by Tenant on the Leased Premises so that such insurance is maintained in the amount of the then full replacement value of the buildings and improvements upon said Leased Premises. A copy of such report shall be delivered to Landlord. Upon failure of Tenant to have such review performed on an annual basis and failure to cure such default thirty (30) days after written notice to Tenant of such default, Landlord shall have the right to cause its own insurance carrier to make such review, at Tenant's expense, and Tenant agrees to be bound thereby.

      5.09 COVENANT TO HOLD HARMLESS. Tenant covenants to indemnify and hold harmless Landlord (except for the gross negligence or willful misconduct of Landlord or Landlord's contractors, employees and agents) from and against all claims and all costs, expenses and liabilities (including reasonable attorneys' fees), incurred in connection with such claims, including any action or proceeding brought thereon, arising from or as a result of: (i) any accident, injury, loss or damage whatsoever caused to any person or to the property of any person as shall occur on the Leased Premises during the term of this Lease, or
(ii) any act or omission whatsoever or negligence of Tenant or of any subtenant, concessionaire, or licensee of Tenant or of the agents, contractors, servants or employees of Tenant or of any such subtenant, concessionaire, or licensee of Tenant.

      5.10 MUTUAL WAIVER OF SUBROGATION RIGHTS. Landlord and Tenant and all parties claiming under them mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard covered or required hereunder to be covered in whole or in part by insurance on the Leased Premises or in connection with property on or activities conducted on the Leased Premises, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof; provided that such release shall not operate in any case where the effect is to invalidate or increase the cost of such insurance coverage if the party whose insurance has been invalidated or the cost increased shall have given the other party written notice thereof; provided, that in the case of increased cost, the other party shall have the right, within thirty (30) days following written notice, to pay such increased cost, thereby keeping such release and waiver in full force and effect.

                                   ARTICLE VI
                                 UTILITY CHARGES

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

      6.01 UTILITY CHARGES. As of the Access Date, Tenant agrees to pay all charges for any and all utilities used by Tenant or charged to the Leased Premises during the Term of this Lease, including, without limiting the generality of the foregoing, water, gas, electricity, sewerage, power, and telecommunications and all utility accounts shall be placed in Tenant's name as of such date. Tenant shall provide Landlord with evidence of payment of utilities, upon Landlord's request.

                                   ARTICLE VII
                             ASSIGNMENT OR TRANSFER

      7.01 ASSIGNMENT BY TENANT RESTRICTION. Tenant shall have the right upon written notice to Landlord, to assign or sublease all or any part of the Leased Premises to any parent, subsidiary, or other entity related to Tenant's or to any entity into which Tenant is merged. Any other transfer, sublease or sublicense of this Lease or the Leased Premises shall require Landlord's prior written consent which shall not be unreasonably withheld or delayed longer than ten (10) business days from the date of receipt of Tenant's written request. In the event of any such transfer, Tenant shall not be relieved from the obligations and liabilities of Tenant under this Lease unless Landlord shall agree in writing to such release. Tenant shall not directly or indirectly sell, assign, sublet, transfer, encumber, or hypothecate, all or any part of the Leased Premises at any time voluntarily or by operation of law to any third-party entity, not identified in the first sentence of this Section 7.01, without Landlord's prior written consent, which consent shall be granted or withheld in writing within ten days of written notice from Tenant. Any transfer under this Section 7.01. shall be conditioned upon the replacement tenant having credit worthiness equal to or greater than Tenant's. In the event that Tenant collects Rent from a transferee under this Section 7.01 which exceeds the Base Rent due to Landlord hereunder, Tenant shall promptly pay to Landlord, as additional Rent, fifty percent (50%) of the difference between the Base Rent due hereunder and the Rent due to Tenant under its assignment, sublease, license or other transfer, net of any real estate commission or tenant improvements paid by Tenant for such assignment, sublease, license or transfer, amortized over the entire term.

      7.02 SALE OR TRANSFER OF LEASED PREMISES BY LANDLORD. Upon any sale or transfer, including any transfer by operation of law of the Leased Premises by the Landlord, the Landlord shall be relieved from all subsequent obligations and liabilities under this Lease.

                                  ARTICLE VIII
                 OFFSET STATEMENT, ATTORNMENT AND SUBORDINATION

      8.01 ESTOPPEL STATEMENT. Tenant agrees, within ten (10) business days after request therefor by Landlord, to execute and deliver to Landlord and/or to any Mortgagee of Landlord, and/or possible purchaser of the Leased Premises from the Landlord, a statement, in writing, certifying (i) that this Lease is in full force and effect, (ii) the date of commencement of the term of this Lease, (iii) that rent is paid currently without any offset or defense thereto, (iv) the amount of rent, if any, paid in advance, (v) that there are no uncured defaults by Landlord or stating those claimed by Tenant, and (vi) such other matters regarding this Lease as may be reasonably requested, provided that, in fact, such facts are accurate and ascertainable.

      8.02 ATTORNMENT. Tenant shall, in the event any proceedings are brought for the foreclosure of or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Leased Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease, subject to all terms and provisions of this Lease.

      8.03 SUBORDINATION AND NON-DISTURBANCE. Tenant agrees that this Lease shall, at the request of the Landlord, be subordinate to any mortgages that may hereafter be placed upon said Leased Premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, provided the mortgagee named in said mortgages shall agree to recognize the Lease of Tenant in the event of foreclosure if Tenant is not in default. Tenant also agrees that any mortgagee may elect to have this Lease a prior lien to its mortgage, and in the event of such election and upon notification by such mortgagee to Tenant to that effect, this Lease shall be deemed prior in lien to the said mortgage, whether this Lease is dated prior to or subsequent to the date of said mortgage. Tenant agrees that, upon the request of Landlord or any mortgagee, Tenant shall execute whatever instruments may be reasonably required to carry out the intent of this Section.

      Tenant's obligation to subordinate this Lease to any future mortgage or other interest shall be conditioned upon Tenant's receipt from such party of a commercially reasonably subordination and non-disturbance agreement substantially to the effect that no steps or proceedings taken by reason of Landlord's default under such mortgage or encumbrance shall terminate this Lease nor shall Tenant be named a defendant in any proceeding for foreclosure of such mortgage or be disturbed by virtue of such steps or proceedings as long as there shall be no default by Tenant under the provisions of this Lease. Tenant shall attorn to such mortgagee or holder of such encumbrance as successor Landlord under this Lease and agrees to execute an Attornment instrument in a commercially reasonable form.

      8.04 REMEDIES. Failure of the Tenant to execute any statement or instruments necessary or desirable to effectuate the foregoing provisions of this Article, within ten (10) business days of Landlord's request, shall constitute a breach of this Lease and the Landlord shall have the right by not less than ten (10) business days prior written notice to Tenant to declare this Lease terminated and the term ended. Further, in the event Tenant does not execute any such statement or instrument within such ten (10) business day period, then Tenant shall be deemed to have irrevocably appointed Landlord as attorney-in-fact for the Tenant with full power and authority to execute and deliver in the name of the Tenant any such statement or instrument.

                                   ARTICLE IX
                         DESTRUCTION OF LEASED PREMISES

      9.01 OBLIGATION TO REBUILD. If the buildings, improvements, fixtures, equipment or property on the Leased Premises shall be damaged or destroyed, in whole or in part, by fire or any other casualty during the term hereof, Tenant agrees to restore, repair, replace and rebuild the same as nearly as possible to the condition the same were in immediately prior to such damage or destruction. Such restoration, repairs, replacements or rebuilding shall be commenced within sixty (60) days from the date of settlement within the insurance covenants but in no event later than one hundred twenty (120) days after the date of destruction, and prosecuted with reasonable diligence; or if the improvements are not economically tenantable because of such destruction, and/or in the event more than fifty percent (50%) of the building area upon the Leased Premises is damaged or destroyed, during the last year of the lease term, Tenant shall have the right to terminate this Lease by written notice to the Landlord given within sixty (60) days after such damage or destruction, to be effective sixty (60) days from the date of receipt of such notice. In the event of such termination all such insurance proceeds payable by virtue of such damage or destruction to the building improvements and fixtures (but not furniture, furnishings, equipment or goods of the Tenant) shall be paid to Landlord. If at any time during the term hereof the Leased Premises are damaged or destroyed and Tenant is finally precluded by the public authorities from rebuilding, restoring or repairing the Leased Premises, then this Lease shall automatically terminate, and all the insurance proceeds payable by virtue of such damage or destruction to the building improvements and fixtures (but not furniture, furnishings, equipment or goods of the Tenant) shall be paid to Landlord.

                                    ARTICLE X
                                  CONDEMNATION

      10.01 CONDEMNATION. If the whole of the Leased Premises shall be taken under the power of eminent domain, then the term of this Lease shall cease as of the day possession shall be taken by the condemning authorities, and the rent shall be paid up to that date, and any unearned rent paid in advance shall be adjusted to the date of taking. If any material portion of any buildings situated on the Leased Premises (or a material portion of the vehicular parking) but less than the whole shall be so taken, thereby materially interfering with the conduct of Tenant's business, then Tenant shall have the right either to terminate this Lease or to continue in possession of the remainder of the Leased Premises upon notice in writing to Landlord of Tenant's intention within ten
(10) business days after such taking. In the event Tenant elects to remain in possession, all of the terms herein provided shall continue in effect, except that the rent shall be equitably reduced as of the date of taking. In the event of a partial or complete taking or appropriation, whether or not this Lease be terminated as above provided, the Landlord and the Tenant may, if permissible by applicable law, prosecute at their option their respective claims against the public or private body designated as the taking authority on account of any taking or appropriation of the Leased Premises. In the event of a partial taking of the Leased Premises which does not result in the termination of this Lease, Tenant shall make all repairs to the building and improvements on the Leased Premises affected by such taking to the extent necessary to restore the same to a complete architectural unit up to the amount of the condemnation proceeds. All damages awarded for such taking to both the Landlord and the Tenant shall be held for the purpose of restoration of the Leased Premises, and any excess remaining after the restoration shall be the sole property of the party having obtained such award. In the event of termination pursuant to this Paragraph 10.01, the Security Deposit shall be returned to Tenant in accordance with Paragraph 1.04.

                                   ARTICLE XI
                              DEFAULT OF THE TENANT

      11.01 DEFAULT AND RE-ENTRY. Subject to Tenant's right to cure under Paragraph 11.03, if Tenant fails to pay Rent when due or if Tenant fails to perform any other obligation under the Lease or if Tenant makes an assignment for the benefit of creditors or a receiver is appointed for Tenant or its property or if any proceedings are instituted by or against Tenant for bankruptcy (including reorganization) or if Tenant ceases to occupy or operate at the Leased Premises, the Tenant shall be in default and Landlord shall be entitled to terminate the Lease and shall be entitled to immediate possession of the Leased Premises. Landlord may take its election to terminate known to Tenant by delivery of a Notice of Termination. Such termination shall be immediately effective and Landlord shall be entitled to commence an action in summary proceedings to recover possession of the Leased Premises. No receipt of money by Landlord from Tenant after the termination of this Lease shall reinstate, continue or extend the Term, nor affect or waive any notice given by Landlord to the Tenant prior to such receipt of money.

      Should Landlord at any time terminate this Lease, in addition to any other remedies, Landlord may recover from Tenant all damages Landlord may incur by reason of any default, including the cost of recovering the Leased Premises, reasonable attorney fees and damages equal to lost rent. In the event of termination of this Lease as a result of Tenant's default, Landlord shall use commercially reasonable efforts to relet the Premises by actively offering the Premises for lease on commercially reasonably terms.

      If the event of default is for the nonpayment of rent, Landlord may, as an alternative to terminating the Lease, serve a written demand for possession or payment. Unless paid in accordance with the demand for possession or payment, Landlord shall be entitled to possession of the Leased Premises and Tenant shall have no further right to possession under the Lease. Tenant shall remain liable to Landlord for the payment of all Rents and other charges, which Tenant has agreed to pay under this Lease throughout the remainder of the Lease term.

      Landlord's rights, remedies and benefits provided by this Lease shall be cumulative and shall not be exclusive of any other rights, remedies and benefits allowed by law.

      11.02 RIGHT TO RELET. Should Landlord elect not to terminate this Lease, but to re-enter, as herein provided, or should it take possession of the Leased Premises as a result of a default on Tenant's part, Landlord may make such repairs and renovations as may be necessary in order to operate or relet the Leased Premises and may operate or relet the Leased Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord may deem advisable. Upon each such reletting, all rentals and other sums received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including reasonable brokerage fees and attorneys fees, and costs of repairs and renovations; third, to the payment of Rent and other charges due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. If such rentals and other sums received from such reletting during any month be less than that to be paid during that month by Tenant hereunder including Rent, Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of the Leased Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time hereafter elect to terminate this Lease for such previous breach.

      11.03 TENANT'S CURE PERIOD BEFORE DEFAULT AND LANDLORD'S REMEDIES. Landlord agrees that before Tenant shall be considered to be in default under the terms of this Lease and before Landlord shall be entitled to exercise any remedies set forth in this Lease, Tenant shall be allowed the following time periods to cure any failure to comply with the Lease terms:

      (a) For failure to pay Rent when due, five (5) days after receipt of written notice of such failure from Landlord; provided, however, such cure period shall be available to Tenant only twice within any twenty-four (24) month period, any failure to make timely payments more than twice shall be deemed an immediate default.

      (b) For any failure to comply with Lease terms other than nonpayment of rent thirty (30) days after receipt of written notice of such failure from Landlord (except that if such failure cannot be cured within said thirty (30) day period, this period shall be extended for a reasonable additional time not to exceed forty-five (45) days, provided that Tenant commences to cure such failure within thirty (30) day period and proceeds diligently thereafter to effect such cure).

      11.04 LATE CHARGE. Tenant shall pay to Landlord a charge equal to four percent (4%) per annum in excess of the prime rate of interest of Comerica Bank, of any required payment under this Lease which is not paid to the Landlord within fifteen (15) days after the same becomes due.

      11.05 ACCELERATION OF RENT. In addition to any other remedies available to Landlord hereunder or at law or equity, Landlord shall, upon Tenant's default, have the right to declare all installments of Rent and additional rent payable hereunder for the remainder of the Term of this Lease to be immediately due and payable, whereupon the same shall become immediately due and paid by Tenant to Landlord.

                                   ARTICLE XII
                                QUIET ENJOYMENT

      12.01 LANDLORD'S COVENANT; QUIET ENJOYMENT. Landlord covenants that it owns the Leased Premises, subject to easements, restrictions and encumbrances of record, including those items set forth on EXHIBIT A, that it has the full power and authority to enter into this Lease, and that upon payment by Tenant of the Rents herein provided, and upon the observance and performance of all of the covenants, terms and conditions on Tenant's part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Leased Premises for the Term without hindrance or interruption by Landlord or any other person, subject, nevertheless, to the terms and conditions of this Lease. The Landlord covenants and agrees that so long as the Tenant shall perform its obligations under this Lease, the Tenant shall have quiet enjoyment of the Leased Premises and all appurtenances thereto. Landlord's right to enter upon the Leased Premises to repair or to exercise or perform any other right or obligation under the terms of this Lease shall not be deemed a violation of the Tenant's right of Quiet Enjoyment as set forth herein.

                                  ARTICLE XIII
                            ENVIRONMENTAL COMPLIANCE

      13.01 HAZARDOUS MATERIALS.

            A. HAZARDOUS MATERIALS DEFINED. As used herein, the term "Hazardous Materials" shall mean (i) any waste, material or substance (whether in the form of a liquid, a solid, or a gas and whether or not air-borne), which is or is deemed to be a pollutant or a contaminant, or which is or is deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which presents a risk, to public health or to the environment, or which is or may become regulated by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements, any amendments or successor(s) thereto, replacements thereof or publications promulgated pursuant thereto (collectively "Environmental Laws, and individually, "Environmental Law");
      (ii) petroleum, including crude oil or any fraction thereof; (iii) ACM;
      (iv) any polychlorinated biphenyl; (v) any radioactive material; and (vi) urea formaldehyde. In addition to the foregoing, the term "Environmental Laws" shall be deemed to include, without limitation, local, state and federal laws, judgments, ordinances, orders, rules, regulations, codes and other governmental restrictions, guidelines and requirements, any amendments and successors thereto, replacements thereof and publications promulgated pursuant thereto, which deal with or otherwise in any manner relate to, environmental matters of any kind.

            B. LANDLORD'S REPRESENTATIONS. Landlord represents and warrants that
      (i) to the best knowledge of Landlord, there is no violation of nor any existing investigation by any governmental authority under any Environmental Law or other Requirement, and (ii) to the best knowledge of Landlord, any handling, storage, treatment or use of Hazardous Materials that has occurred within the Leased Premises to date has been in compliance with all applicable Environmental. Laws and all judicial and administrative decisions pertaining thereto.

      C. USE OF HAZARDOUS MATERIALS. Tenant agrees that during the Term, no use, presence, disposal, storage, generation, leakage, treatment, manufacture, import, handling, processing, release, or threatened release of Hazardous Materials shall occur on, from or under the Leased Premises except to the extent that, and in accordance with such conditions as, Landlord may have previously approved in writing. The use, presence, disposal, storage, generation, leakage, treatment, manufacture, import, handling, processing, release or threatened release of Hazardous Materials is sometimes hereinafter individually or collectively referred to as "Hazardous Use." It is further agreed that Tenant shall be entitled to use and store only those Hazardous Materials which are necessary for Tenant's business, provided that such usage and storage is in full compliance with Environmental Laws, and all judicial and administrative decisions pertaining thereto. Tenant shall not be entitled to install any tanks under, on or about the Leased Premises for the storage of Hazardous Materials without the express written consent of Landlord, which may be given or withheld in Landlord's sole arbitrary judgment. For the purposes of this Section 19.3, the term Hazardous Use shall include Hazardous Use(s) on, from or under the Leased Premises by Tenant and its agents or contractors, whether known or unknown to Tenant, and occurring and/or arising during the Term.

      D. RELEASE OF HAZARDOUS MATERIALS: NOTIFICATION AND CLEANUP. If at any time during the Term Tenant knows or believes that any release of any Hazardous Materials has come or will come to be located upon, about or beneath the Leased Premises, then Tenant shall immediately, either prior to the release or following the discovery thereof by Tenant, give verbal and follow-up written notice of that condition to Landlord. Tenant covenants to investigate, clean up and otherwise remediate any release of Hazardous Materials occurring or arising after the execution of this Lease and/or after Tenant's possession of the Leased Premises caused by Tenant or its agents or contractors ("Release") at Tenant's cost and expense; such investigation, clean-up and remediation shall be performed only after Tenant has obtained Landlord's written consent, which shall not be unreasonably withheld; provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord's written consent. All clean-up and remediation shall be done in compliance with Environmental Laws and to the reasonable satisfaction of Landlord. Notwithstanding the foregoing, whether or not such work is prompted by the foregoing notice from Tenant or is undertaken by Landlord for any other reason whatsoever, Landlord shall have the right, but not the obligation, in Landlord's sole and absolute discretion, exercisable by written notice to Tenant at any time, to undertake within or outside the Leased Premises all or any portion of any investigation, clean-up or remediation with respect to Hazardous Materials (or, once having undertaken any of such work, to cease same, in which case Tenant shall perform the work with respect to a Release or Hazardous Use). All such work with respect to a Release or Hazardous Use shall be at Tenant's cost and expense, which shall be paid by Tenant as additional rent within ten (10) days after receipt of written request therefor by Landlord (and which Landlord may require to be paid prior to commencement of any work by Landlord). No such work by Landlord shall create any liability on the part of Landlord to Tenant or any other party in connection with such Hazardous Materials or constitute an admission by Landlord of any responsibility with respect to such Hazardous Materials. It is the express intention of the parties hereto that Tenant shall be liable under this Section 13.01 D for any and all conditions covered hereby which were caused or created by Tenant or its agents or contractors) occurring or arising after the execution of this Lease and/or after Tenant's possession of the Leased Premises. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Leased Premises without first (i) notifying Landlord of Tenant's intention to do so and affording Landlord the opportunity to participate in any such proceedings, and (ii) obtaining Landlord's written consent.

      13.2 INDEMNITY. Tenant shall indemnify, hold harmless, and, at Landlord's option (with such attorneys as Landlord may approve in advance and in writing), defend Landlord and Landlord's officers, directors, shareholders, trustees, partners, employees, contractors, agents and mortgagees or other lien holders, from and against any and all claims, demands, expenses, actions, judgments, damages (whether consequential, direct or indirect, known or unknown, foreseen or unforeseen), penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord's interest in the Leased Premises, damages for the loss or restriction on use of any space or amenity within the Leased Premises, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, but not limited to, attorneys' and consultants' fees and expenses, and the costs of cleanup, remediation, removal and restoration (all of the foregoing being hereinafter sometimes collectively referred to as "Losses"), arising from or related to any violation or alleged violation of any Environmental Laws, any breach of the provisions of this Article, or any Hazardous Use on, about or from the Leased Premises caused by the acts or omissions of Tenant after the Execution Date of this Lease. Tenant warrants that it is leasing the Leased Premises "as-is, where-is," that it has thoroughly inspected the Leased Premises prior to execution of this Lease, and that it is accepting the Leased Premises in its present condition without recourse against Landlord.

      13.3 LIMITATIONS. Notwithstanding any language in 13.2 and 13.2 above, Tenant will not be liable to clean up any release occurring during the term, if not caused by Tenant or its agents. Therefore, Tenant shall not be responsible for releases of Hazardous Use or Hazardous Materials existing before Landlord acquired the property as well as releases from neighboring properties.

                                   ARTICLE XIV

                                  MISCELLANEOUS

      14.01 WASTE OR NUISANCE. Tenant shall not commit or cause to be committed any waste upon the Leased Premises or any nuisance or other similar act or thing.

      14.02 SUCCESSORS. Except as otherwise set forth herein, all rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors and assigns of the said parties.

      14.03 ATTORNEY'S FEES. In case suit shall be brought because of the breach of any covenants herein contained on the part of either party to be kept or performed, the unsuccessful party shall reimburse the party ultimately prevailing in such case for such party's reasonable attorney's fees incurred in connection with such proceedings.

      14.04 WAIVER. One or more waivers of any covenant or condition by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant or condition, and the consent or approval by Landlord to or of any act by Tenant requiring Landlord's consent or approval shall in no event constitute approval to or of any subsequent similar act by Tenant. No breach of a covenant or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord. It is expressly agreed that time shall be of the essence of this Agreement.

      14.05 AMENDMENTS. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party.

      14.06 BANKRUPTCY CONSIDERATION. Notwithstanding anything in this Lease to the contrary, all amounts payable by the Tenant to or on behalf of the Landlord under this Lease, whether or not expressly denominated as rent, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code, 11 USC
Section 502 (b) (6), as same may be amended from time to time.

      14.07 NO AGENCY, JOINT VENTURE, PARTNERSHIP. Nothing contained herein shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent nor any other provision contained herein nor any acts of the parties herein shall be deemed to create any relationship between the parties hereto other than as Landlord and Tenant.

      14.08 SINGULAR/PLURAL; GENDER. Herein, if the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

      14.09 DELAYS. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder, other than the payment of rent, by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws, regulations or orders, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing such work or doing acts required under the terms of this Lease, then the performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The party entitled to any such extension hereunder shall give written notice as soon as possible to the other party hereto of its claim of right to such delay. The provisions of this Section shall not operate to excuse Tenant from prompt payment of rent or any other payments requested by the terms of this Lease.

      14.10 NOTICES. Any notice, demand, request or other instrument which may be or is required to be given under this Lease shall be personally served, or sent by United States registered or certified mail, return receipt requested, postage prepaid, and shall be addressed:

      If to Landlord:   GSI Lumonics
                        39 Manning Road
                        Billerica, MA 01821 U.S.A.
                        ATTN: General Counsel

      With a copy to:   Bodman LLP
                        110 Miller, Suite 300
                        Ann Arbor, MI 48104
                        ATTN: Timothy R. Damschroder/Sandra Sorini Elser

      If to Tenant:     SEWS-DTC, Inc.
                        22300 Haggerty Road
                        Farmington Hills, Michigan 48335
                        ATTN: William Lefebvre and Renee Dillon

      With a copy to:   Dickinson Wright PLLC
                        38525 Woodward Avenue
                        Suite 2000
                        Bloomfield Hills, MI 48304-2970
                        Attention: Roger H. Cummings

or at such other place as the parties may designate by written notice. Landlord shall promptly notify Tenant in writing of any change in the address of Landlord and evidence of any change in the ownership of the Leased Premises, giving the name and address of the new owner and instructions relating to the payment of rent. Any written notice shall be deemed to have been served as of the date it was mailed in accordance with the foregoing provisions.

      14.11 CAPTIONS AND SECTION NUMBERS. The captions, section numbers and article numbers appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Lease, nor do they in any way affect this Lease.

      14.12 RECORDING. Neither party shall record this Lease or a copy thereof without the written consent of the other; however, upon the request of either party hereto, the other party shall join in the execution of a memorandum of this Lease for the purposes of recordation. Said memorandum of this Lease shall describe the parties, the Leased Premises, the term of this Lease and any special provisions, except rentals payable hereunder, and shall incorporate this Lease by reference.

      14.13 HOLDING OVER. Under no circumstances shall Tenant be permitted, nor have any right under any set of circumstances, to hold over or have any right of tenancy beyond the lease term. Anything contained in this Lease to the contrary notwithstanding, at the expiration of the lease term, the Tenant shall immediately quit the Leased Premises or it shall be deemed a trespasser, in the event that Tenant fails to quit the Leased Premises, until such time as Landlord elects to institute proceedings to evict Tenant, Tenant shall pay as holdover rent the sum equal to 125% of the last current monthly base rent for the first holdover month and 150% of the last current monthly base rent for each month thereafter.

      14.14 TERMINATION. At the expiration or earlier termination of this Lease, the Tenant shall yield and deliver up the Leased Premises in like condition as during the term of this Lease, broom clean, reasonable wear thereof and damage by the elements or damage or destruction covered by insurance, excepted.

      14.15 LAWS OF THE STATE OF MICHIGAN. This Lease shall be governed by and construed in accordance with the laws of the State of Michigan. If any provisions of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

      14.16 BINDING EFFECT. All provisions herein are to be construed as covenants and agreements as if so specifically stated. All covenants and agreements herein shall be binding upon and inure to the benefit of Landlord and Tenant, their respective heirs, representatives, successors and assigns, except as herein specifically provided.

      14.17 NO LIEN PROVISION. Tenant has no power to incur any indebtedness giving a right to a lien of any kind or character upon the right, title and interest of the Landlord in and to the Leased Premises, and no person shall ever be entitled to any lien directly or indirectly derived through or under Tenant or its agents or servants on account of any act or omission of the Tenant, against Landlord's interest therein.

      14.18 RIGHT OF FIRST REFUSAL. If at any time after the Rent Commencement Date, but prior to the expiration of the Term or the earlier termination of this Lease, the Landlord receives from any third party an offer to purchase the Leased Premises which Landlord intends to accept (the "OFFER"), then Landlord shall give written notice of the Offer to Tenant (the "OFFER NOTICE"), which notice shall include a copy of the proposed purchase agreement. Within thirty
(30) days after Landlord gives Tenant the Offer Notice, Tenant shall have the right to purchase the Leased Premises for the price set forth in the Offer and otherwise substantially on the same terms and conditions as set forth in the Offer (the "RIGHT OF FIRST REFUSAL"). To exercise its right, Tenant must, within such thirty (30) day period, give Landlord written notice of its intent to purchase. Upon exercise of the Right of First Refusal the parties shall thereafter proceed to consummate the purchase of such Leased Premises in accordance with the terms of such Offer. In the event Tenant fails to exercise the Right of First Refusal in accordance with the provisions of this Section 14.18, Landlord may, for a period of 12 months thereafter, sell the Leased Premises to any party on terms no less favorable than set forth in that Offer. If the Leased Premises is not sold within such 12 month period, any Offer shall once again be subject to the Right of First Refusal and a new Offer Notice shall be delivered to Tenant. The Landlord's sale of the Leased Premises to a third party in compliance with this Section shall extinguish the Right of First. Until such a sale, the failure of the Tenant to exercise the foregoing Right of First Refusal with respect any one Offer shall not extinguish, or be deemed a waiver of, this Right of First Refusal in connection with any subsequent Offer. The Right of First Refusal shall expire upon the expiration or earlier termination of this Lease. In the event Landlord or any successor owner of the Leased Premises, shall sell or convey the Leased Premises, any liabilities and obligations of the Landlord or such successor owner of the Leased Premises accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant shall attorn to such new owner.

      14.19 BROKERS. Landlord and Tenant hereby represent and warrant, each to the other, that they have not used the services of any broker with respect to this Lease except Spaulding & Syle Colliers and Equis Corporation (together the "Brokers"). Brokers shall share the commission paid by the Landlord of six percent (6%) of the Base Rent for the Initial Term (the "Commission"). One-half of the Commission shall be paid at the Execution Date of this Lease and the other half on the Rent Commencement Date. In the event that a claim is made by a party other than Brokers, Landlord and Tenant shall each indemnify and hold the other harmless with respect to any other commission claimed against the indemnifying party.

      14.20 ZONING. Landlord represents and warrants that as of the date hereof, the Leased Premises is zoned OS-4 Office Research Districts under the City of Farmington Hills Zoning Ordinance.

      14.21 SIGNAGE. Tenant shall have the right to install signage on the Leased Premises, including the building, so long as such signage is similar in size, style and character to that existing as of the date hereof and complies with all applicable federal, state and local statues, laws, ordinances, rules and regulations. Landlord shall remove its signage from the Leased Premises no later than April 1, 2005.

      14.22 LANDLORD'S INABILITY TO PERFORM. If, by reason of the occurrence of unavoidable delays due to acts of God, governmental restrictions, strikes, labor disturbances, shortages of materials or supplies or for any other cause or event beyond Landlord's reasonable control, Landlord is unable to furnish or is delayed in furnishing any utility, service, maintenance or repair required to be furnished by Landlord under the provisions of this Lease, no such inability or delay shall constitute an actual or constructive eviction in whole or in part, or entitle Tenant to any abatement or diminution of rental or other charges due hereunder or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise.

      14.23 EXECUTION DATE. The Execution Date shall be the date on which Landlord acknowledges receipt of an original of this Lease signed by Tenant along with the Security Deposit described in Section 1.04 above.

                                LANDLORD:

                                GSI LUMONICS CORPORATION, a Michigan
                                corporation

                                By: /s/ THOMAS SWAIN
                                    ----------------
                                Its: Vice President and Chief Financial Officer

                                Dated: February 11, 2005

                                TENANT:

                                SEWS-DTC,INC.

                                By: /s/ [ILLEGIBLE]
                                   ----------------
                                Its: President

                                Dated: Feb. 07, 2005

                           ACKNOWLEDGMENT BY LANDLORD

      Landlord acknowledges receipt of an original of the Lease signed by Tenant and the Security Deposit described in Section 1.04 above on February 11. 2005 which shall be the Execution Date of the lease.

                                LANDLORD:

                                GSI LUMONICS CORPORATION

                                By: /s/ THOMAS SWAIN
                                    ----------------
                                Its: Vice President and Chief Financial Officer

                           EXHIBIT A TO LEASE BETWEEN
                          GSI LUMONICS CORPORATION AND
                     SUMITOMO ELECTRIC WIRING SYSTEMS, INC.
                                  SHEET 1 OF 3

                               LEGAL DESCRIPTION

PARCEL I:

Part of the Northwest 1/4 of Section 31, Town 1 North, Range 9 East, City of Farmington Hills, Oakland County, Michigan described as: Commencing at the Northwest corner of said Section 31; thence due South 452.31 feet along the West line of said Section 31, said line also being the centerline of Haggerty Road (66 feet wide); thence North 89 degrees 12' 42" East 33.00 feet to a point on the East line of said Haggerty Road, said point also being the point of beginning; thence continuing North 89 degrees 12' 42" East 545.54 feet; thence South 00 degrees 07' 55" East 193.79 feet; thence South 89 degrees 12' 42" West
545.98 feet to a point on the East line of said Haggerty Road and thence due North 193.80 feet along said East line of Haggerty Road to the point of beginning. Tax Parcel # 23-31-101-021

PARCEL II:

Part of the Northwest 1/4 of Section 31, Town 1 North, Range 9 East, City of Farmington Hills, Oakland County, Michigan, described as: Beginning at the Northwest corner of said Section 31; thence North 89 degrees 12' 42" East 577.50 feet (described as North 89 degrees 14' 00" East 577.50 feet) along the North line of said Section 31, said line also being the centerline of Nine Mile Road (variable width); thence South 00 degrees 07' 55" East 452.29 feet (described as South 00 degrees 05' 00" West 452.31 feet); thence South 89 degrees 12' 42" West
578.54 feet (described as South 89 degrees 14' 00" West 578.18 feet) to a point on the West line of said Section 31; and thence due North 452.31 feet along said West line, said line also being the centerline of Haggerty Road (66 feet wide) to the point of beginning, excepting the West 33 feet and the Northerly 65 feet of the Easterly 104.72 feet and the Northerly 50 feet of the Westerly 472.78 feet. Tax Parcel- # 23-31-101.001

The above Parcels I and II may also be described as:

PARCEL I:

Part of the Northwest one-quarter of Section 31, Town 1 North, Range 9 East, City of Farmington Hills, Oakland County, Michigan described as: Commencing at the Northwest corner of said Section 31; thence due South 452.31 feet along the West line of said Section 31, said line also being the centerline of Haggerty. Road (66 feet wide); thence North 89 degrees 12' 42" East 33.00 feet to a point on the East line of said Haggerty Road, said point also being the point of beginning; thence continuing North 89 degrees 12' 42" East 545.54 feet; thence South 00 degrees 07' 55" East 193.79 feet; thence South 89 degrees 12' 42" West
545.98 feet to a point on the East line of said Haggerty Road and thence due North 193.80 feet along said East line of Haggerty Road to the point of beginning. Tax Parcel # 23-31-101-021

PARCEL II:

Part of the Northwest one-quarter of Section 31, Town 1 North, Range 9 East, City of Farmington Hills, Oakland County, Michigan described as: Beginning at the Northwest corner of said Section 31; thence North 89 degrees 12' 42" East
577.50 feet (described as North 89 degrees 14' 00" East 577.50 feet) along the North line of said Section 31, said line also being the centerline of Nine Mile Road (variable width); thence South 00 degrees 07' 55" East 452.99 feet (described as South 00 degrees 05' 00" West 452.31 feet); thence South 89 degrees 12' 42" West 578.54 feet (described as South 89 degrees 14' 00" West
578.18 feet) to a point on the West line of said Section 31; and thence due North 452.31 feet along said West line, said line also being the centerline of Haggerty Road (66 feet wide) to the point of beginning, excepting the West 33 feet and the Northerly 65 feet of the Easterly 104.72 feet and the Northerly 50 feet of the Westerly 472.78 feet. Tax Parcel # 23-31-101-001

                           EXHIBIT A TO LEASE BETWEEN
                          GSI LUMONICS CORPORATION AND
                     SUMITOMO ELECTRIC WIRING SYSTEMS, INC.
                                  SHEET 2 OF 3

                                    EXHIBIT A

               TERMS AND CONDITIONS TO WHICH CONVEYANCE IS SUBJECT

      1. Terms, conditions and provisions of a Claim of interest executed by the Michigan Department of Transportation to all fluid mineral and gas rights, as contained in Liber 15941, page 108, Oakland County Records.

      2. Terms, conditions and provisions of a Right of Way Agreement granted to the Buckeye Pipe Line Company, as contained in Liber 4580, page 508 and in Liber 4612, page 131, Oakland County Records.

      3. Terms, conditions and provisions of a Resolution for Watermain Payback and Sanitary Sewer Payback, as contained in Liber 9874, page 685 and in Liber 11403, page 179, Oakland County Records.

      4. Oil and Gas Lease in favor of West Bay Exploration Company, a Michigan corporation, dated August 25, 1992 and recorded February 4, 1994 in Liber 14422, page 492, Oakland County Records.

      5. Oil and Gas Lease in favor of West Bay Exploration Company, a Michigan corporation, dated August 25, 1992 and recorded March 3, 1995 in Liber 15276, page 363, Oakland County Records. Second Extension of Lease dated August 25, 1992 and recorded April 15, 1996 in libar 16181, page 561, Oakland County Records. Extension of Lease dated August 25, 1992 and recorded June 4, 1997 in Liber 17274, page 829, Oakland County Records.

      6. Terms, conditions and provisions of a Declaration of Pooling executed by West Bay Exploration Company, a Michigan corporation, dated August 16, 1995 and recorded November 3, 1995 in Liber 15796, page 98, Oakland County Records. Affidavit and Notice of period of suspension recorded in Liber 15805, page 167, Liber 17869, page 683 and in Liber 17986, page 189, Oakland county Records.

      7. Right of way granted to The Detroit Edition Company, as contained in Liber 5450, page 636 and in Liber 5450, page 642, Oakland County Records.

                           EXHIBIT A TO LEASE BETWEEN
                          GSI LUMONICS CORPORATION AND
                     SUMITOMO ELECTRIC WIRING SYSTEMS, INC.
                                  SHEET 3 OF 3

      8. Easement granted to the City of Farmington Hills for the construction and maintenance of sanitary sewer and storm sewer, as contained in Liber 9495, page 656, Liber 9495, page 658, Liber 9495, page 660 and in Liber 9495, page 662, Oakland County Records.

      9. Rights of the public and of any governmental unit in any part thereof taken, used or deeded for street, road of highway purposes.

      10. Terms and conditions set forth in the Agreement Regarding Oil and Gas Leases dated June 23, 1998 and recorded July 8, 1998 in Liber 18682, Page 225, Oakland County Records.

      11. Easement granted to Detroit Edison recorded in Liber 20338, Page 798, Oakland County Records.

      12. Easement granted to Consumers Power Company for pipeline recorded in Liber 8451, Page 194, Oakland County Records.

      13. Communication Facilities Easement Agreement and the terms, conditions and provisions contained in the instrument recorded in Liber 21066, Page 690, Oakland County Records.

                                    EXHIBIT B

                                 (TENANT'S WORK)

The following items will be taken care of by Landlord at its sole cost and expense (and providing invoices/receipts) before the Access Date:

DAMAGED BUILDING FACADE:

The back of the building will be fixed where the snowplow ripped off siding.

HVAC SERVICES:

HVAC Repairs

-     Provide and install new cartridge humidifier canister of Liebert IT Room
      Unit

-     Replace worn and pitted contactors on RTUs # 1,2,3

-     Repair non-functioning VAV Box valve and/or actuators (10)

-     Chemical clean and power rinse condensers on RTUs 1,2,3

-     Check, test, and start up

ROOFING SERVICES:

-     Gather accumulated debris from roof drains and remove from premises

- Re-seal seams of approximately 20 to 30 former repair patches At various locations throughout the roofing system

-     Re-seal approximately 200 lineal feet of failed field seems

GLYCOL:

GSI will dispose of the Glycol when they remove their chillers (as it is a critical part of their cooling system).

LANDSCAPING SERVICES:

Landlord to supply an allowance of $2,500 towards removal of trees or modification of other items to make sure Tenant is in compliance with local rules and regulations.

Tenant's work to the building shall included modifying the space as shown in Exhibit C using building materials outlined as follows:

                               SUMITOMO RENOVATION
                             (GSI LUMONICS BUILDING)
                       SUMMARY OF BUILDING SPECIFICATIONS
                           FARMINGTON HILLS, MICHIGAN
                               DECEMBER 21, 2004

I.    GENERAL CONDITIONS

      1. The specifications for this project shall be read in connection with drawing PFP-4 and PE-4 dated December 21, 2004 prepared by C-L Architects & Engineers, Project No. 04-148 and A-102 prepared by Campbell-Manix Associates, Inc.

      2. All design fees including architectural, mechanical, electrical, plumbing, fire protection and interior design fees for colors/materials selections have been provided. The final design shall comply with applicable federal, state and local codes and regulations including provisions of the Americans with Disabilities Act ("ADA").

      3. All necessary on site project support facilities including dumpster, equipment rental, fuel, telephone, porta-john, clean-up, supervision and labor are included to the point of receipt of a temporary Certificate of Occupancy from the City of Farmington Hills.

      4. All materials shall be new. All workmanship and materials are guaranteed for one (1) year from the date of the Temporary Certificate of Occupancy. All manufacturers' warranties of individual building components shall be assigned to Owner.

      5. Contractor overhead and profit is included on budgeted allowance items.

      6. An allowance of $7,500 has been provided for municipal demolition and building permits.

      7. A project contingency of $30,000 has been provided to address unforeseen conditions during demolition and construction.

      8.    A Phase 1 Environmental Site Assessment has been provided.

II.   WORK AREAS

      1. Demolition

            A.    Demolition in rooms 123,158,159,160,161,162,164,204,206,208,
                  210,196,196,188,187,182,108,107,176,177,178,179,184 on
                  existing building drawings as necessary to accommodate the new interior improvements.

            B. Existing light fixtures, air supply and diffusers shall be carefully removed and reused for new construction.

            C. Demolition of the concrete floor necessary to tap into the existing sanitary plumbing for the restroom in the front lobby.

            D. Process piping encountered during construction shall be relocated and capped in the ceiling plenum.

            E. Exterior wall demolition as necessary to accommodate new windows on the west elevation.

      2. Nissan W/H, Validation and Electronics Areas

            A. The new area shall be open office area 103,104 and 105 per C-L Architects and Engineers drawings.

            B. Existing interior walls shall be patched after demolition and prepared for repainting.

            C. New standard flat fissured 2'x4' lay ceiling shall be reinstalled.

            D.    The walls in the area shall be repainted.

            E. New carpet shall be installed at a material allowance of $14.00/sy.

            F. The existing HVAC system shall be modified to accommodate the new construction.

            G. The existing light fixtures shall be reused and installed on a manual switching system.

            H. Power for modular furniture shall be provided overhead in the ceiling plenum.

            I. The fire protection system shall be modified to accommodate the improvements.

      3. New Finishes is Existing Room 126

            A. The room shall be room 109 per C-L Architects and Engineers drawing.

            B. New carpet shall be installed at a material allowance of $14.00/sy.

            C.    A new acoustical ceiling shall be provided.

            D.    The room shall be repainted.

            E. The existing HVAC system air supply and return air grills shall be replaced into the new ceiling.

      4. New Lab Area

            A. The Lab shall be Lab Area 106 per C-L Architects and Engineers drawings and become open exposed ceiling construction.

            B. The entry doors to the lab from the warehouse area shall have a minimum 10' clear with removable transom.

            C. Existing interior walls shall be patched after demolition and prepared for repainting.

            D. The walls on the adjoining corridor and offices shall be extended to the deck.

            E. The existing epoxy floor in the area of the wall demolition shall be patched to match existing.

            F. The wall construction on the back exterior walls shall remain at existing 10 foot height and exposed construction from the top of the wall to the deck shall be painted.

            G. The new and existing walls shall be painted. The exposed ceiling construction consisting of steel joists, roof deck, HVAC ductwork, electrical conduits, process piping and fire protection lines shall be painted.

            H. The HVAC system shall be modified and air supply shall extend from existing medium pressure ductwork.

            I. New lighting to provide minimum 65 footcandles shall be installed.

            J. The fire protection heads shall be relocated to the roof deck to meet code requirements.

            K. An electric overhead piping pump system with two (2) 15 gallon per minute pumps at a height of 15 feet shall be installed and tied into the existing sanitary piping.

      5. Component Engineering and Administration

            A. Component Engineering Lab and Administration, rooms 107 and 108 per C-L Architects and Engineers shall receive new carpet at a material allowance of $14.00/sy.

      6. Restroom in Lobby

            A. A restroom shall be added in the existing lobby adjacent to the existing coffee station.

            B. It is assumed that a 6" sanitary line is present underneath the floor according per existing building drawings provided.

            C. New drywall walls with sound dampening insulation shall be provided.

            D. The new door shall match existing and be complete with privacy lockset.

            E.    A new acoustical ceiling shall be provided.

            F.    The new walls shall be painted.

            G. New hard surface tile shall be provided on the floor. The material allowance shall be $3.00/sf.

            H. A standard plastic laminate countertops shall be provided for the lavatory.

            I. The plumbing fixtures shall be a standard tank type toilet and drop in lavatory.

            J.    A standard exhaust system shall be provided.

            K. New lighting, switching and one (1) GFI receptacle shall be provided.

            L. The fire protection system shall be modified to provide fire protection coverage.

      7. Secure Lobby

            A.    A new pass-thru window shall be installed in the main lobby.

            B. A new wall shall be installed in the area of the existing reception desk.

            C. A new set of double doors to match existing shall be installed at the east end of the lobby to prohibit access to the remainder of the office area from the conference rooms off of the lobby.

            D. New doors to match existing shall be installed in conference rooms that do not have direct access from the lobby.

            E. Doors from the conference rooms to the office area shall be removed and infilled to prohibit access from the lobby area conference rooms to the office area.

            F.    The new walls shall be repainted.

            G. The existing carpet and base shall be patched after demolition and infill.

            H. The existing lighting and general switching shall be modified as necessary to accommodate the modifications and improvements.

      8.  Touchup Painting Allowance

            A. An allowance of $16,000 has been provided for additional general painting and touchups to existing.

      9.  Windows on the West Elevation

            A. New 'Banded' windows shall be installed on the west elevation in the area of Open Office 103 to match existing building construction.

            B. The window installation shall match existing building construction details.

            C.    The glass and framing system shall match existing.

      10. Parking Lot

            A.    Add twenty parking spaces to the north side of the building.

      11. Installing a cooling tower on east side of building (to be taken by Tenant when they vacate building)

The glass and framing system shall match existing.

 III. EXCLUSIONS

      1.    Impact or assessment fees.

      2.    Utility consumption (gas and electric) during construction.

      3.    Work to existing shell building.

      4.    Provisions for new Process Mechanical or Electrical systems.

      5. Equipment, equipment hook-up, furniture, window treatments, furniture hook-up and related layout design fees.

      6. Telephone, security, computer, paging, music, or fire alarm systems and related low voltage data cabling.

      7.    Work to existing computer room.

      8.    Interior or exterior signage other than required by code.

                                    EXHIBIT C

                                 DESIGN DRAWINGS

                                  SEE ATTACHED.

                          [DESIGN DRAWINGS FLOOR PLAN]

                                    EXHIBIT D

                                INSURANCE AMOUNTS

                             CONTRACTOR'S INSURANCE

      Tenant shall cause its contractor providing work on the Premises ("Contractor") to purchase from and maintain in a company or companies lawfully authorized to do business in the jurisdiction in which the work covered by this contract is located such insurance as will protect the Contractor from claims set forth below which may arise out of or result from the Contractor's operations under this contract and for which the Contractor may be legally liable, whether such operations be by the Contractor or by a Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable. Notwithstanding the above, the insurance required shall be on an occurrence basis.

      The required insurance shall be written for not less than the limits of liability specified below or required by law, whichever is greater. All insurance coverage provided by the Contractor or Subcontractor shall be provided by insurance companies having A.M. Best Ratings no lower than "A-" unless approved in writing. Insurance shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any insurance required to be maintained after final payment.

I.    Worker's' Compensation and Employers' Liability Insurance:

      A.    Statutory Limits for applicable states

      B.    Employer's Liability -

            1.    Bodily Injury by Accident - $1,000,000 each accident

            2.    Bodily Injury by Disease - $1,000,000 each employee

            3.    Bodily Injury by Disease - $1,000,000 each policy limit

      C.    Special Requirements:

            1. The Workers' Compensation and Employers' Liability policy will include a provision stating that the insurer will waive all rights of recovery under subrogation or otherwise. Subcontractors will be required to provide similar waivers.

II. Commercial General Liability Insurance equivalent to, as minimum coverage, Insurance Services Office form CG 0001 0798. The policy will have no added exclusions or limiting endorsements, including, but not limited to, exclusionary endorsements related to Products and Completed Operations; the Explosion, Collapse and Underground hazards, or Pollution:

      A.    Special Requirements:

            1. Landlord and Tenant and their consultants, agents and employees, shall be named as additional insurers on the Commercial General Liability policy of the contractor and/or subcontractors of any tier.

      B.    Limits of Liability:

            1.    $1,000,000  Each occurrence

            2.    $5,000,000  Per Job General Aggregate for the contractor and
                              $2,000,000 per job general aggregate for each subcontractor

            3.    $1,000,000  Personal and Advertising Injury

            4.    $2,000,000  Products and Completed Operations Aggregate

III.  Automobile Liability Insurance:

      A.    Limits of Liability:

            1.    $1,000,000  Each occurrence

      B.    Special Requirements:

            1. Coverage to apply to all owned hired, and non-owned vehicles including the loading or unloading thereof.

      Certificates of Insurance for the above insurance shall be submitted to Landlord for approval prior to the start of construction. The Contractor shall certify that certificates of insurance have been obtained from each of his Subcontractors before their work commences. The Contractor shall submit a statement with each monthly affidavit stating that he has obtained certificates of insurance, or other satisfactory evidence, that all required insurance is in force for each of the Subcontractors listed on his affidavit. If Landlord or Tenant has other insurance that is applicable to the loss, it shall be on an excess or contingent basis. The amount of the Contractor's or Subcontractor's liability under this policy shall not be reduced by the existence of the Landlord's or Tenant's insurance. The certificates and insurance policies shall contain a provision that insurance afforded under the policies will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to Landlord or Tenant. Information concerning reduction of the coverage required by this contract, as a result of revised limits, terms, or conditions, shall be furnished by the Contractor or Subcontractor with reasonable promptness in accordance with the Contractor or Subcontractor's information and belief.

                                    EXHIBIT E

                               BASE RENT SCHEDULE

                                                        MONTHLY BASE      RENT PER SQUARE
LEASE MONTHS      LEASE DATE       ANNUAL BASE RENT         RENT               FOOT
------------      ----------       ----------------     ------------      ---------------
                  __/___/___
  1-6                 -            $              0     $          0      $            0
                  __/___/___

                  __/___/___
  7-18                -            $     675,480.00     $  56,290.00      $        12.00
                  __/___/___

                  __/___/___
  19-30               -            $     731,770.00     $  60,980.83      $        13.00
                  __/___/___

                  __/___/___
  31-42               -            $     788,060.00     $  65,671.67      $        14.00
                  __/___/___

                  __/___/___
  43-54               -            $     844,350.00     $  70,362.50      $        15.00
                  __/___/___

                  __/___/___
  55-66               -            $     900,640.00     $  75,053.33      $        16.00
                  __/___/___

LANDLORD:                                               TENANT:

GSI LUMONICS CORPORATION                                SEWS-DTC, INC.

By: _____________________                               By: ___________________

Its: ____________________                               Its: __________________

Dated: __________________                               Dated: ________________